As filed with the Securities and Exchange Commission on September 19, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

COOPER CAMERON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	76-0451843
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1333 West Loop South, Suite 1700
Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)
COOPER CAMERON CORPORATION
2005 EQUITY INCENTIVE PLAN
(Full title of the plan)
William C. Lemmer
Vice President, General Counsel and Secretary
Cooper Cameron Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
(Name and address of agent for service)
(713) 513-3300
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

			Proposed	Proposed
			Maximum	Maximum
	Amount		Offering	Aggregate	Amount of
	to be		Price Per	Offering	Registration
Title of Securities to be Registered	Registered(1)		Share(2)	Price(2)	Fee
Common Stock, par value $.01 per share	2,013,525	(3)	$71.189	$143,340,831	$16,872

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares registered hereby shall also be deemed to include such indeterminate number of additional shares of common stock that may be issued upon exercise of options solely as a result of provisions to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and 457 (h) under the Securities Act, on the basis of the average high and low trading prices of the Common Stock on September 14, 2005, as reported on the New York Stock Exchange Composite Transactions.

(3)	Each share of Common Stock offered hereby includes one purchase right issuable under the Cooper Cameron Corporation Rights Plan, which is exercisable upon the occurrence of certain specified events.

PART II
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents, which we have filed with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:
(a)	Annual Report on Form 10-K for the year ended December 31, 2004.

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

(c)	The description of our common stock, preferred stock and preferred stock purchase rights contained in the registration statement on Form 8-A, filed on July 27, 1995, and any amendment or report filed for the purpose of updating such description.

(d)	Cooper Cameron’s Current Reports on Form 8-K filed with the Commission on July 7, 2005; July 21, 2005; July 26, 2005, August 26, 2005, August 31, 2005, September 1, 2005 and September 8, 2005.
All reports subsequently filed by the Company and the Plan pursuant to Sections 13, 14 and 15 (d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     The opinion as to the legality of the securities registered hereunder is being given by William C. Lemmer, Vice President, General Counsel and Secretary of the Company. Mr. Lemmer is eligible to participate in the Cooper Cameron Corporation 2005 Equity Incentive Plan.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Statutory Indemnification. Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

     In a suit brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceedings, as well as to expenses (including attorneys’ fees).
     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors; or (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct; or (iii) by the stockholders.
     The amended certificate of incorporation and bylaws of the registrant require us to indemnify our directors and officers to the fullest extent permitted under Delaware law, and to implement provisions pursuant to contractual indemnity agreements we have entered into with our directors and executive officers. Our amended certificate of incorporation limits the personal liability of a director to us or our stockholders to damages for breach of the director’s fiduciary duty. We have purchased insurance on behalf of our directors and officers against certain liabilities that may be asserted by such persons in their capacities as directors or officers, or that may arise out of their status as directors or officers, including liabilities under the federal and state securities laws.
     Our certificate of incorporation limits the personal liability of a director us or our stockholders for monetary damages for the breach of the directors’ fiduciary duty.
     Contractual Indemnification. We have entered into indemnification agreements with each of our directors, executive officers and certain other designated officers under which we have agreed to indemnify and advance expenses to each indemnitee as provided in the indemnification agreements to the fullest extent permitted by applicable law.
     In general, each indemnitee is entitled to the rights of indemnification if by reason of the indemnitee’s corporate status he is or is threatened to be made a party to or a participant in any threatened, pending or completed proceeding. Subject to certain conditions, we must indemnify the indemnitee against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful.
     In the case of a proceeding by us, no indemnification against expenses will be made in respect of any claim as to which the indemnitee shall have been adjudged to be liable to us or if applicable law prohibits the indemnification. Nonetheless, if applicable law permits indemnification against expenses, indemnification will be made if and to the extent that the court in which the relative proceeding is pending shall so determine.
     If an indemnitee is not wholly successful in defense of a proceeding, but is successful on the merits or otherwise as to one or more but not less than all claims, we will indemnify the indemnitee against all expenses actually and reasonably incurred by him or on his behalf in connection with each such claim as to which the indemnitee was successful on the merits or otherwise. An indemnitee will be successful on the merits or otherwise if, among other things, (i) the claim was terminated by withdrawal or dismissal with or without prejudice; (ii) a claim was terminated without any express finding of liability or guilt against the indemnitee with or without prejudice; or (iii) 120 days expires after the making of a claim or threat without the institution of the claim or threat, or settlement of a claim as to which the indemnitee pays less than $200,000.
     In no event is an indemnitee entitled to indemnification with respect to a claim to the extent applicable law prohibits the indemnification, or an admission is made by the indemnitee in writing to us, or final nonappealable determination is made in a proceeding that the standard for conduct for indemnification under the indemnification agreement has not been met.
     Indemnitees also are entitled to indemnification if they are required to appear as a witness in any proceeding.
     We must advance all reasonable expenses incurred by or on behalf of an indemnitee in connection with a proceeding within ten days after our receipt of a statement from the indemnitee requesting the advance, whether before or after the final disposition of the proceeding. The indemnitee must repay amounts advanced only if and to the extent it is ultimately determined by a final nonappealable adjudication or arbitration decision that the indemnitee is not entitled to be indemnified against the expenses.
     The indemnification agreement also contains detailed procedures for determination of entitlement to indemnification and remedies for an indemnitee if it is determined that an indemnitee is not entitled to indemnification.
     If indemnification provided for in the indemnification agreement is held by a court to be unavailable to an indemnitee for any reason other than the indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, or with respect to a criminal proceeding, that the indemnitee had no reasonable cause to believe his conduct was unlawful, we are required to contribute to the amount of expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by the indemnitee, in such proportion as is appropriate to reflect the relative benefits received by the indemnitee and the relative fault of the indemnitee versus the other defendants or participants in connection with the action or inaction that resulted in the expenses, judgments, penalties, fines and amounts paid in settlement, as well as any other relevant equity considerations.
ITEM 8. EXHIBITS.
4.1	Second Amended and Restated Bylaws of Cooper Cameron Corporation, filed as Exhibit 3.3 to the Annual Report on Form 10-K for 2002 of Cooper Cameron Corporation filed with the Securities and Exchange Commission on March 26, 2003, and incorporated herein by reference.

4.2	Amended and Restated Certificate of Incorporation of Cooper Cameron Corporation, dated June 30, 1995, filed as Exhibit 4.2 to the Registration Statement on Form S-8 of Cooper Cameron Corporation (Commission File No. 33-94948), and incorporated herein by reference.

4.3	Certificate of Amendment to the Restated Certificate of Incorporation of Cooper Cameron Corporation, dated May 19, 1998, filed as Exhibit 4.3 to the Registration Statement on Form S-8 of Cooper Cameron Corporation (Commission File No. 333-53545), and incorporated herein by reference.

4.4	Form of Rights Agreement, dated as of May 1, 1995, between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent, filed as Exhibit 4.1 of the Registration Statement on Form S-8 of Cooper Cameron Corporation (Commission File No. 33-94948), and incorporated herein by reference.

4.5	First Amendment to Rights Agreement between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent, dated November 1, 1997, filed as Exhibit 4.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and incorporated herein by reference.

4.6	Cooper Cameron Corporation 2005 Equity Incentive Plan filed as Appendix B to the Cooper Cameron Corporation Proxy Statement, dated March 21, 2005, and incorporated herein by reference.

*5.1	Opinion and Consent of William C. Lemmer, Vice President, General Counsel and Secretary of the Company.

*23.1	Consent of William C. Lemmer (contained in his opinion filed as Exhibit 5.1 hereto).

*23.2	Consent of Independent Registered Public Accounting Firm.

*24.1	Powers of Attorney (included on the signature page of this registration statement).

*Filed herewith
ITEM 9. UNDERTAKINGS.
(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 19th day of September, 2005.

COOPER CAMERON CORPORATION
(Registrant)

/s/ Franklin Myers

By:	Franklin Myers
Senior Vice President and
Chief Financial Officer

POWER OF ATTORNEY
     Each of the undersigned hereby appoints Sheldon R. Erikson and William C. Lemmer and each of them (with full power to act alone), as attorney and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 19, 2005:

Signature	Title
/s/ Sheldon R. Erikson
Sheldon R. Erikson	Director, Chairman, President & Chief Executive Officer (principal executive officer)

/s/ Franklin Myers
Franklin Myers	Senior Vice President & Chief Financial Officer (principal financial officer)
/s/ Charles M. Sledge
Charles M. Sledge	Vice President & Controller (principal accounting officer)

/s/ Nathan M. Avery
Nathan M. Avery	Director

/s/ C. Baker Cunningham
C. Baker Cunningham	Director

/s/ Peter J. Fluor
Peter J. Fluor	Director

/s/ Lamar Norsworthy
Lamar Norsworthy	Director

/s/ Michael E. Patrick
Michael E. Patrick	Director

/s/ David Ross
David Ross	Director

/s/ Bruce W. Wilkinson
Bruce W. Wilkinson	Director

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Second Amended and Restated Bylaws of Cooper Cameron Corporation, filed as Exhibit 3.3 to the Annual Report on Form 10-K for 2002 of Cooper Cameron Corporation filed with the Securities and Exchange Commission on March 26, 2003, and incorporated herein by reference.

4.2	Amended and Restated Certificate of Incorporation of Cooper Cameron Corporation, dated June 30, 1995, filed as Exhibit 4.2 to the Registration Statement on Form S-8 of Cooper Cameron Corporation (Commission File No. 33-94948), and incorporated herein by reference.

4.3	Certificate of Amendment to the Restated Certificate of Incorporation of Cooper Cameron Corporation, dated May 19, 1998, filed as Exhibit 4.3 to the Registration Statement on Form S-8 of Cooper Cameron Corporation (Commission File No. 333-53545), and incorporated herein by reference.

4.4	Form of Rights Agreement, dated as of May 1, 1995, between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent, filed as Exhibit 4.1 of the Registration Statement on Form S-8 of Cooper Cameron Corporation (Commission File No. 33-94948), and incorporated herein by reference.

4.5	First Amendment to Rights Agreement between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent, dated November 1, 1997, filed as Exhibit 4.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and incorporated herein by reference.

4.6	Cooper Cameron Corporation 2005 Equity Incentive Plan filed as Appendix B to the Cooper Cameron Corporation Proxy Statement, dated March 21, 2005, and incorporated herein by reference.

*5.1	Opinion and Consent of William C. Lemmer, Vice President, General Counsel and Secretary of the Company.

*23.1	Consent of William C. Lemmer (contained in his opinion filed as Exhibit 5.1 hereto).

*23.2	Consent of Independent Registered Public Accounting Firm.

*24.1	Powers of Attorney (included on the signature page of this registration statement).

*Filed herewith